Exhibit 23.1

King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036-4003
www.kslaw.com

May 30, 2008

United Parcel Service, Inc.

55 Glenlake Parkway

Atlanta, GA 30328

Re:	United Parcel Service, Inc. - UPS Notes

Ladies and Gentlemen:

Reference is made to our legal opinion, dated May 30, 2008, regarding the validity of the notes (the “Notes”) to be issued by United Parcel Service, Inc. (the “Company”) pursuant to its Indenture, dated as of August 26, 2003, between the Company and The Bank of New York Trust Company, N.A., as successor to Citibank, N.A., as trustee. We hereby consent to the filing of such opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on the date hereof, and thereby incorporated by reference into the Company’s Registration Statement on Form S-3 (file no. 333-147737) relating to the offer and sale of the Notes by the Company.

Very truly yours,

/s/ King & Spalding LLP